January 8, 2025

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Re: Fort Pitt Capital Total Return Fund (the “Fund”), a series of Exchange Place Advisors Trust, Commission File Number 811-23373 (formerly a series of Advisors Series Trust, Commission File Number 811- 07959)

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Fund pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about January 9, 2025, captioned “Changes in and Disagreements with Accountants for Open-End Management Investment Companies.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc: Zachary P. Richmond

Treasurer and Principal Financial Officer Exchange Place Advisors Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529